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                                                                    EXHIBIT 10.6

[LETTERHEAD OF TIOGA SYSTEMS, INC.]

Mr. Michael O'Rourke
1019 Spicewood Mesa
Austin, TX 78759
(512) 219-9405

Dear Mike,

          I am pleased to offer you a position with Tioga Systems, Inc., a Delaware corporation (the "Company") as Vice President of Operations, commencing on July 15, 1999. You will have an annual salary of $160,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.
We will recommend to the Board at the next Board meeting that you be granted 350,000 stock options, which will carry vesting and exercise provisions in accordance with the Company's standard policies. The options will be exercisable at the fair market value of the common stock at the Board meeting following the date of grant. (See Employee agreement amendment A for more details.)

          You will also be eligible to receive additional bonus option amounts of 25,000 shares at the end of twelve months and 25,000 shares at the end of the next twelve months. Fifty percent (50%) of these amounts (or 12,500 shares) in each year will be based on the Company achieving revenue targets for these periods that will be agreed to with you upon your arrival and fifty percent (50%) in each year will be based upon you achieving MBO criteria, that will also be agreed to with you upon your arrival.

          Additionally, you will receive a sign-on bonus of $30,000 which will be paid within five days of your employment commencement date. This amount will "vest" at the rate of $5,000 per month for six months. To the extent your employment terminates within this time, the unvested portion will be payable back to Tioga.

          As a Company employee, you will also be eligible to receive all employee benefits, which will include health insurance. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. (See Employee agreement amendment A for more details.)

          You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

          For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

          You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you
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engage in any other activities that conflict with your obligations to the
Company. (See Employee agreement amendment A for more details.)

          As a Company employee, you will be expected to abide by the Company's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the "Employee NDA") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

          As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

          To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me no later than 3 business days of receipt. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and you.

          We look forward to working with you.

                                             Sincerely,

                                             TIOGA SYSTEMS, INC.


                                             /s/ Mark Pincus
                                             Mark Pincus
                                             CEO and President




ACCEPTED AND AGREED TO this

26/th/ day of May, 1999.

/s/ Michael O' Rourke


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                                                                    May 24, 1999

Enclosures:    Duplicate Original Letter
               Employment agreement amendment A
               Employment, Confidential Information and
               Invention Assignment Agreement (To be supplied)

 . Page 3
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                       Employment agreement amendment A
                       --------------------------------

Employee name: Michael O'Rourke

This agreement amendment provides clarifications and modifications to the standard employee's agreement and supersedes the original subject as appears in the employee agreement.

Employee benefit package and insurance:
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Tioga will provide an employee benefit package that will include the following items:
 .  Health Insurance (e.g. Lifeguard HMO and PPO).
 .  Dental insurance (e.g. Principal)
 .  Life and Disability insurance
 .  Section 125
 .  401K program (currently no company contribution)

Stocks options
--------------
You will vest into 25% of your options at the end of one year and then vest into the remaining 75% monthly over the following three years.

Revenue
-------
Definition of revenue will be based on US Generally Accepted Accounting Principles.

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